Exhibit 2

Articles of Merger

Pursuant to the provisions of Title 30-1-11-5 of the Idaho Statutes, and the Nevada Revised Statues, Chapter 92A, the undersigned corporations hereby submit the following Articles of Merger for filing for the purpose of merging Silver Butte Mining Company, an Idaho corporation, into Silver Butte Company, a Nevada corporation.

Articles I

The Plan of Merger of Silver Butte Mining Company and Silver
Butte Company is attached as Exhibit A.

Articles II

1.	The Plan of Merger was duly approved by the shareholders
of Silver Butte Mining Company, an Idaho corporation
pursuant to Title 30-1-1103 of the Idaho Statutes.   There
were 12,760,415 shares of Common Stock issued and
outstanding and entitled to vote on the Plan of Merger.
No other voting groups were entitled to vote separately on
the Plan of merger.   The vote of shareholders was
6,498,721 shares (51%) voting "For", 11,500 shares (.9%)
voting "Against" and 78,000 shares (6.1%) voting
"Abstain".
2.	The Plan of Merger was approved by the unanimous consent
of the shareholders of Silver Butte Company, a Nevada corporation.



Dated this 6th day of February, 2004

Silver Butte Mining Company, an Idaho Corporation

/s/  Terry McConnaughey
Terry McConnaughey, President



Silver Butte Company, a Nevada corporation

/s/  Terry McConnaughey
Terry McCnnaughey, President



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Exhibit A

PLAN OF MERGER

This Plan of Merger is made and entered into this 5th day of March, 2004 by and between Silver Butte Mining
Company, an Idaho corporation ("Silver Butte Idaho"), and Silver Butte Company, a Nevada corporation
("Silver Butte Nevada" or the "Surviving
Corporation").

RECITALS

*	Silver Butte Idaho is a corporation organized
and existing under the laws of the State of Idaho and has authorized capital stock consisting of 150,000,000 shares of $0.05 par value common stock, of which 12,760,415 shares are issued and outstanding, and held by approximately 743 shareholders of record.

*	Silver Butte Nevada is a corporation organized
and existing under the laws of the State of Nevada and has authorized capital stock consisting of 300,000,000 shares of common stock with $0.001 par value, of which 100 shares are issued and outstanding, and held by Silver Butte Idaho and 10,000,000 shares of preferred stock with no stated value and $0.001 par value, of which no shares are issued and outstanding.

*	The Boards of Directors of Silver Butte Idaho
and Silver Butte Nevada, respectively, deem it advisable for Silver Butte Idaho to merge with and into Silver Butte Nevada.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Silver
Butte Idaho and Silver Butte Nevada hereby agree to the following Plan of Merger:

Names of Constituent Corporations. Silver Butte Idaho will merge with and into Silver Butte Nevada. Silver
Butte Nevada will be the Surviving Corporation.

Terms and Conditions of Merger. The effective date of merger shall be the last date upon which the Articles of Merger are filed with the Secretary of State of the State of Idaho and the State of Nevada. Upon the effective date of the merger, the separate corporate existence of Silver Butte Idaho shall cease; title to all real estate and other property owned by Silver
Butte Idaho or Silver Butte Nevada shall be vested in Silver Butte Nevada without reversion or impairment;
and the Surviving Corporation shall have all liabilities of Silver Butte Idaho and Silver Butte
Nevada. Any proceeding pending by or against Silver
Butte Idaho or Silver Butte Nevada may be continued as if such merger did not occur, or the Surviving
Corporation may be substituted in the proceeding for Silver Butte Idaho. Each share of Silver Butte Idaho issued and outstanding immediately prior to the effective date shall automatically become one share of Silver Butte Nevada.

Governing Law. The laws of the State of Nevada shall govern the Surviving Corporation.

Name. The name of the Surviving Corporation shall be Silver Butte Mining Company, a Nevada corporation.

Registered Office. The address of the registered office of the Surviving Corporation shall be 502 E.
John Street, Room E, Carson City, NV 89706.

Accounting. The assets and liabilities of Silver
Butte Idaho and Silver Butte Nevada (collectively the
"Constituent Corporations") as of the effective date of the merger shall be taken up on the books of the Surviving Corporation at the amounts at which they are carried at that time on the respective books of the Constituent Corporations.

Articles of Incorporation. The Articles of
Incorporation of Silver Butte Nevada shall constitute the Articles of Incorporation of the Surviving
Corporation.

Bylaws. The Bylaws of Silver Butte Nevada as of the effective date of the merger shall be the Bylaws of the Surviving Corporation until the same shall be altered or amended in accordance with the provisions thereof.

Directors. The directors of Silver Butte Idaho as of the effective date of the merger shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified.

Manner and Basis of Converting Shares. As of the effective date of the merger:

*	Each share of Silver Butte Idaho common stock
issued and outstanding shall become one share of common stock of Silver Butte Nevada, the Surviving Corporation.

*	The Surviving Corporation shall convert or
exchange each share of Silver Butte Idaho common stock for one share of the common stock of the Surviving Corporation.

*	Any shares of stock of Silver Butte Idaho in
the treasury of Silver Butte Idaho on the effective date of the merger shall be surrendered to the Surviving Corporation for cancellation, and no shares of the Surviving
Corporation shall be issued in respect thereof.

*	On the effective date of the merger, holders of
certificates of common stock in Silver Butte
Idaho shall surrender them to the Surviving
Corporation, or its appointed agent, in such manner as the Surviving Corporation legally shall require. Upon receipt of such certificates, the Surviving Corporation shall issue in exchange therefor a certificate of shares of common stock in the Surviving
Corporation representing the number of shares of stock to which such holder shall be entitled as set forth above.

*	In addition, such shareholders shall be
entitled to receive any dividends on such shares of common stock of the Surviving
Corporation that may have been declared and paid between the effective date of the merger and the issuance to such shareholder of the certificate of such common stock.

Shareholder Approval. This Plan of Merger shall be submitted to the shareholders of Silver Butte Idaho and Silver Butte Nevada for their approval in the manner provided under the applicable laws, at meetings to be held on or before December 11, 2003, or at other such time as the Boards of Directors of Silver Butte Idaho and Silver Butte Nevada shall agree. After approval by a vote of the holders of a majority of the Silver Butte Idaho shares entitled to vote thereon and the holders of the majority of the Silver Butte Nevada shares entitled to vote thereon, if any, of each voting group, and the approval by a vote of the holders of a majority of the Silver Butte
Idaho shares entitled to vote thereon and the holders of a majority of the Silver Butte Nevada shares entitled to vote thereon, if any, of each voting group, Articles of Merger shall be filed as required under the laws of the States of Idaho and Nevada.

Termination of Merger. This merger may be abandoned at any time prior to the filing of Articles of Merger with the Secretary of State, upon a vote of a majority of the Board of Directors of both Silver
Butte Idaho and Silver Butte Nevada. If the merger is terminated, there shall be no liability on the part of either Constituent Corporation, their respective
Boards of Directors, or shareholders.

Counterparts. This Plan of Merger may be executed in any number of counterparts, and all such counterparts and copies shall be and constitute an original instrument.


IN WITNESS WHEREOF, this Plan of Merger has been adopted by the undersigned corporations as of this 11th day of December, 2003.

Silver Butte Mining Company, an Idaho corporation

By  /s/ Terry McConnaughey, President

Silver Butte Company, a Nevada corporation

By  /s/ Terry McConnaughey, President


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